Merrimac Master Portfolio

                                       Shareholders Meeting Results (Unaudited)


A special meeting of the shareholders of the Merrimac Cash Portfolio (the "Cash Portfolio"), Merrimac Prime Portfolio (the "Prime Portfolio"), Merrimac Treasury Portfolio (the "Treasury Portfolio"), Merrimac Treasury Plus Portfolio (the "Treasury Plus Portfolio"), the Merrimac U.S. Government Portfolio (the "U.S. Government Portfolio"), and Merrimac Municipal Portfolio (the "Municipal Portfolio"), each a series of the Merrimac Master Portfolio was held on December 2, 2004.

Proposal 1

To elect five Trustees to serve on the Board of Trustees of the Merrimac Master Portfolio until their Successors have been duly elected and qualified.

The result of the vote taken among shareholders was:

                                                   Affirm                      Withhold
Francis J. Gaul, Jr.                                  5,181,773,535.66                  12,577,102.00

Kevin J. Sheehan                                      5,137,689,913.66                  56,660,724.00

Thomas E. Sinton                                      5,181,773,535.66                  12,577,102.00

Thomas J. Brown                                       5,181,773,535.66                  12,577,102.00

Arthur H. Meehan                                      5,182,611,062.66                  11,739,575.00




Proposal 2

         To adopt a "Manager-of-Managers" arrangement.

With regard to Proposal 2, the special meeting of the shareholders of the Treasury Portfolio was adjourned to December 10, 2004. The result of the vote taken among shareholders was:

                                                  For                     Against               Abstain
Treasury Portfolio                                 120,029,935.00           37,284,882.00       6,338,968.00


With regard to Proposal 2, the special meeting of the shareholders of the Treasury Plus Portfolio was adjourned to December 10, 2004 and to December 21,
2004. The result of the vote taken among shareholders was:

                                                  For                     Against               Abstain
Treasury Plus Portfolio                          1,749,081,593.20           33,229,978.00       1,755,502.00
